Legal Opinion                                                                                                                                                             Exhibit 5

November 29, 2001

Acuity Brands, Inc.
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309

Re: Form S-8 Registration Statement for Acuity Lighting Group, Inc. Profit Sharing Retirement Plan For Salaried Employees; Zep Manufacturing Company 401(k) Plan; Selig Chemical Industries Retirement Plan; Acuity Brands, Inc. 401(k) Plan For Corporate Employees; Acuity Lighting Group, Inc. 401(k) Plan For Hourly Employees; Enforcer Products 401(k) Plan; Holophane Division Of Acuity Lighting Group 401(k) Plan For Hourly Employees; Holophane Division Of Acuity Lighting Group 401(k) Plan For Hourly Employees Covered By A Collective Bargaining Agreement

Ladies and Gentlemen:

I have acted as counsel for Acuity Brands, Inc., a Delaware corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company’s proposed offer and sale of up to an aggregate of 9,900,000 shares of the common stock, $0.01 par value (the "Common Stock"), pursuant to the employee benefit plans listed above (the "Plans") .

In such capacity, I have examined the certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plans and the authorization and issuance of shares of Common Stock as I have deemed relevant under the circumstances.

Based on and subject to the foregoing, it is my opinion that the Plans and the proposed offer and sale thereunder of up to an aggregate of 9,900,000 shares of Common Stock, have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

Sincerely, /s/ Kenyon W. Murphy Kenyon W. Murphy, Esq.